                                                                   EXHIBIT 10.34



                           AGREEMENT IN CONTEMPLATION
                                       OF
                                   SEPARATION


        THIS AGREEMENT (the "Agreement") in contemplation of separation is entered into this __ day of January, 1998, by and between RESOUND CORPORATION ("Company") and PETER RIEPENHAUSEN ("Employee").

        WHEREAS, Company and Employee have mutually agreed to terminate the employment relationship and to establish a consulting arrangement between them.

        NOW, THEREFORE, IT IS AGREED as follows:

        1. Employee's resignation as Chief Executive Officer, President and an employee of Company shall be effective on the taking of office by a replacement full-time chief executive officer of Company (the "Resignation Date"). Employee's resignation from any other positions with any other entity which may be deemed to be an affiliate of Company shall also be effective on the Resignation Date. For purposes of this Agreement, Employee's Termination Date shall be the earlier of the Resignation Date or the date on which Employee's employment relationship with Company is terminated by either Employee or Company (the "Termination Date"). Company and Employee acknowledge and agree that, notwithstanding the execution of this Agreement, Employee's employment is and shall continue to be at-will, as defined under applicable law.

        2. In contemplation of the separation, the parties agree:

           (a) Company shall retain Employee as a consultant as set forth in
Section 7 below.

           (b) During the three month period following the Termination Date, Employee shall be Vice Chairman of Company's Board of Directors and remain a member of the Board of Directors. Thereafter, Employee shall continue as a member of the Board of Directors only at the discretion of the Company's President and Chief Executive Officer and the Board of Directors. Employee agrees to submit his letter of voluntary resignation to the Board of Directors when requested to do so by Company's President and Chief Executive Officer or the Board of Directors. In all events, Employee's continued service as a member of the Board of Directors shall be subject to Employee's election to such position by the shareholders of the Company. Employee shall continue as a member of the search committee for a replacement chief executive officer at the pleasure of the Board of Directors so long as he remains a member of the Board of Directors.

           (c) In accordance with applicable law, but in any event within three days of the Termination Date, Company will pay to Employee all accrued salary and pay for accrued personal time off (collectively, the "Termination Payment").

           (d) If Company substantially achieves the targets specified by the Board of Directors with respect to incentive compensation for the position of Chief Executive Officer for 1998, Employee will be entitled to receive a pro rata share of the applicable bonus payable for 1998 based upon the portion of the 1998 calendar year he was employed as Chief Executive Officer of Company.

           (e) The Change of Control Agreement between the parties, dated April 24, 1997, shall remain in effect until the Termination Date.

        3. Employee acknowledges and agrees that upon payment of the Termination Payment he will have received all salary, accrued personal time off, commissions, bonuses, compensation or other such sums due to him. In light thereof, the parties acknowledge and agree that California Labor Code Section
206.5 is not applicable to the parties hereto. That section provides in pertinent part as follows:

           No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

        4. Employee's participation in Company's employee benefit programs, including without limitation, the long term and short term disability, 401(k), and employee stock purchase plans, shall cease as of the Termination Date, except as provided in Sections 5 and 6 below. No additional personal time off shall accrue following the Termination Date.

        5. Employee shall continue to receive Company's standard medical, dental, vision and life insurance benefits at Company expense until the earlier of Employee's commencement of a full-time position with another employer or the end of the Consulting Term (as defined in Section 7). Employee agrees and acknowledges that the qualifying event contemplated by COBRA shall be deemed to be the Termination Date.

        6. All options granted to Employee under Company's 1988 Stock Option Plan, including all options previously repriced by Company, shall continue to vest according to their respective terms set forth in the option agreements issued to Employee, as modified by the terms of the Option Repricing Agreement executed by Employee in April 1997 until the end of the Consulting Term set forth in paragraph 7 below and shall remain exercisable to the extent vested for a period of sixty (60) days after the end of the Consulting Term. The Board of Directors may further elect in its sole discretion to accelerate all or a portion of the remaining options not then vested at the end of the Consulting Term, but shall not be obligated to do so. All options not exercised during this period shall expire at the end of such 60-day period. Employee understands and agrees that if qualified as incentive stock options under applicable tax law when granted, the options shall retain such status for three (3) months after the Termination Date and that thereafter such options will be treated for tax purposes as nonstatutory stock options.

        7. Employee will make himself available at reasonable times and places to perform consulting services for Company during the period beginning on the Termination Date and ending three months thereafter (the "Initial Consulting Term"). Employee will be paid a consulting fee during the Initial Consulting Term at the rate equal to his salary in effect on the date of this Agreement per month, payable on Company's normal payroll dates in accordance with its normal payroll practices. Employee will also make himself available at reasonable times and places to perform further consulting services for Company for an additional period of twelve months after the conclusion of the Initial Consulting Term (collectively with the Initial Consulting Term, the "Consulting Term"). For such additional services, Company shall pay to Employee on the aforesaid payroll schedule a consulting fee at the rate equal to his monthly salary in effect on the date of this Agreement and, in addition, shall pay to Employee $150 for each hour of consulting services (which for purposes of this Section 7 shall include any services performed by Employee pursuant to Section 12 of this Agreement) in excess of twenty (20) hours per month performed by Employee after the Initial Consulting Term. All consulting assignments and pertinent terms, including additional compensation, shall be determined by the Chief Executive Officer of Company. Company will use reasonable efforts to provide written notice of consulting assignments for any given month at the beginning of the month. The Consulting Term and all obligations of Company and Employee to each other under this Section 7 shall terminate upon Employee's commencement of a full-time position with another employer. Employee hereby agrees to notify Company of his acceptance of any such position.

        8. Company shall reimburse Employee for reasonable expenses incurred on behalf of Company during the Consulting Term, provided that such expenses are substantiated in accordance with Company policies.

        9. Employee understands and agrees that his obligations to Company under his existing Proprietary Information and Assignment of Inventions Agreement between Employee and Company (the "Proprietary Information Agreement"), a copy of which is attached hereto as Exhibit A, shall continue through the Consulting Term and shall thereafter survive termination of his relationship with Company under this Agreement. Employee agrees that at all times hereafter he shall continue to maintain the confidentiality of all confidential and proprietary information of Company as provided by the Proprietary Information Agreement and that he shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property of Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee.

        10. During the Consulting Term Employee may engage in other part-time employment, consulting or businesses, provided such activity does not preclude him from making himself available to provide consulting services to Company as provided above and further provided that Employee will notify Company prior to engaging in any such employment, consulting or business with or for the benefit of any party that is competitive with the present, proposed, or reasonably anticipated business activities of Company.

        11. Until the end of the Consulting Term, Employee will not: (a) divert or attempt to divert, directly or indirectly, any business of Company; (b) induce or attempt to induce directly or indirectly, any person to terminate his or her employment or consulting arrangement with Company or to provide services as an employee or consultant involving the design, manufacture, or sale of acoustic hearing devices to Employee or any other party; or (c) induce or attempt to induce any customer, supplier, licensor or other business partner of Company to cease doing business with Company or in any way interfere with the existing business relationship between any such customer, supplier, licensor or business partner and Company.

        12. Employee will make himself available at reasonable times and upon reasonable notice to give deposition and trial testimony and otherwise to assist Company's attorneys in the prosecution or defense of legal proceedings involving Company. Company will make reasonable efforts to accommodate any other employment Employee may have. Employee shall receive an additional fee of $150 for each hour of time spent in such matters after the end of the Consulting Term.

        13. Employee will cooperate with Company in providing information with respect to all reports required to be filed by Company with the Securities and Exchange Commission as they relate to required information with respect to Employee.

        14. Each party agrees to refrain from (and Company shall take reasonable steps to cause its executive officers and directors to refrain from) any disparagement or criticism of the other party (and in the case of Company, its officers, directors and employees).

        15. The parties agree to use their best efforts to maintain in confidence the existence and terms of this Agreement, except as may be disclosed in a press release and except for disclosures required by law or necessary to effectuate the terms of this Agreement. Employee understands and acknowledges that Company may be required to file a copy of this Agreement with the Securities and Exchange Commission and to disclose its terms in Company's next proxy statement. Notwithstanding the foregoing, each party shall be permitted to discuss the provisions of this Agreement in confidence with its attorneys, accountants, tax advisors and, in the case of Employee, his spouse. Company will use reasonable efforts to consult with Employee prior to the issuance of any press release announcing Employee's resignation. Employee agrees not to disclose that he has resigned or is going to resign, until Company makes an announcement thereof or to the extent that such disclosure is specifically permitted by Company's Board of Directors or its authorized committee. Notwithstanding the foregoing, Employee shall be permitted to disclose his resignation to selected individuals if and only to the extent necessary to enable Employee to solicit new employment, provided any such person agrees in writing or is bound by professional ethical principles not to disclose such information. Unless specifically permitted by Company's Board of Directors or its authorized committee, Employee will not make any such disclosure to any Company employee, consultant, customer, supplier or present or prospective Company business partner prior to the date Company makes such announcement.

        16. In consideration for the obligations of both parties set forth in this Agreement, Employee and Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators and assigns (collectively, the "Releasees"), of and from any claim, duty, obligation or cause of action relating to any matters of any kind pertaining to

Employee's employment relationship with Company, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

           (a) any and all claims relating to or arising from Employee's employment relationship with Company and the termination of that relationship;

           (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of Company other than as provided in Section 6 above and pursuant to the specific terms of the stock option agreements referenced therein;

           (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

           (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act;

           (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

           (f) any and all claims for attorneys' fees and costs.

        Company and Employee agree that the release set forth in this Section 16 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

        17. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement (the "Revocation Period"). This Agreement shall be effective upon the expiration of the Revocation Period (the "Effective Date").

        18. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Employee and Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

        19. Employee and Company covenant and agree that they will never, individually or with any person or in any way, commence, aid in any way, except as required by due legal process, prosecute or cause or permit to be commenced or prosecuted against any Releasee, any action or other proceeding based upon any claim which is released by the Agreement. This Agreement shall be deemed breached and a cause of action shall be deemed to have accrued immediately upon the commencement or prosecution of any action or proceeding contrary to this Agreement.

        In the event of any breach of this Section 18, the aggrieved Releasee shall be entitled to recover from the breaching party not only the amount of any judgment which may be awarded against such Releasee, but also all such other damages, costs and expenses, taxable or otherwise, in preparing the defense of or defending against, or seeking or obtaining an abatement of or injunction against any action or proceeding brought in violation of this Section 18, and in prosecuting any claim, counterclaim or cross-claim based on this Agreement.

        20. Employee represents and warrants that no other person had or has any claims in the claims referred to in Sections 15 and 16 above; that he has the sole right and exclusive authority to execute this Agreement; that he has the sole right to receive the consideration paid therefor; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand released by this Agreement. Company represents and warrants that the undersigned has the authority to act on behalf of Company and to bind to this Agreement.

        21. Employee acknowledges that upon breach of the provisions contained in Sections 9, 10, 12 or 14 of this Agreement, Company would sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any remedies which the Company may have under this Agreement or otherwise, Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement. Employee understands and agrees that upon his material or intentional breach of any provision of this Agreement, in addition to and without limiting any other remedies the Company may have under this Agreement or otherwise, Employee's benefits as provided in Section 5, his consulting fees as provided in Section 7, and his option exercise rights as provided in Section 6, shall immediately terminate.

        22. Each party represents that he or it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

        23. The parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with this Agreement.

        24. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        25. This Agreement represents the entire agreement and understanding between Company and Employee concerning Employee's separation from Company and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with and compensation by Company, other than the Change of Control Agreement described in Section 2(e) above, the Proprietary Information Agreement described in Section 9, and the Employee's Indemnification Agreement with the Company, dated June 11, 1992, a copy of which is attached hereto as Exhibit B.

        26. This Agreement may only be amended in writing signed by Employee and a duly authorized officer of Company.

        27. This Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

        28. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        29. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

           (a) They have read this Agreement;

           (b) They have been represented by legal counsel of their own choice;

           (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

           (d) They are fully aware of the legal and binding effect of this Agreement.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the respective dates set forth below.

                                       RESOUND CORPORATION

                                       By:  /s/Rodney Perkins

                                       Title:  Chairman

                                       Dated:  January 26, 1998

                                       PETER RIEPENHAUSEN, an individual

                                       /s/Peter Riepenhausen

                                       Dated:  January 26, 1998